UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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HUNTSMAN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Internal Memo

DATE:	June 26, 2007

TO:	All Huntsman Associates

FROM:	Peter R. Huntsman
President and CEO

RE:	Sale of Huntsman Corporation to Basell

Dear Fellow Huntsman Associates:

With the signing yesterday evening in New York of an agreement with Basell,  we have begun a new era in our company’s history.  From our modest beginning as a small privately held chemical company with a single polystyrene plant, we have grown to become one of the largest chemical companies in the world, leading to our 2005 IPO on the New York Stock Exchange, which was the single largest chemical company IPO in history.  With this sale, Huntsman will become privately-held once more.

I believe that this is an outstanding transaction and opportunity for Huntsman Corporation and its shareholders.  As most of you are aware, my father has made it clear that in order to fully fund his humanitarian and philanthropic endeavors, he desired to sell his shareholding in Huntsman Corporation once the Company received an offer that reflected an attractive price for all shareholders.  Likewise, we have known that MatlinPatterson, as an investment fund, must at some point liquidate its investment in order to return capital to its investors.  The Board of Huntsman Corporation has now concluded that it is in the best interest of all shareholders to accept the price and terms offered by Basell.

Under yesterday’s agreement, all outstanding shares of our company’s common stock will be acquired by Basell, which itself is controlled by the very successful privately held U.S. based industrial group, Access Industries.  Familiar to many of you, Basell is the world’s largest producer of olefins, polyolefins and advanced polyolefins (APO) and is a leading technology licensor.  Basell’s 2006 sales were approximately $13 billion.  Basell was purchased by Access from BASF and the Royal Dutch Shell Group in 2005.  Access is led by its Founder and Chairman, Len Blavatnik, and has developed a diverse portfolio of long-term industrial holdings worldwide focusing on three sectors:  natural resources and chemicals; telecommunications and media; and real estate.

Change is naturally accompanied by concern, so let me share with you a few thoughts that may address some of the questions you may have.  Broadly speaking, I expect almost all of what you and I know as the day-to-day business of our company to remain much the same.

First, this transaction is not expected to result in a significant reduction in our workforce (aside from what we have already announced as part of our ongoing business improvement program) nor is it likely to impact your wages, salaries or benefits. Second, there is little overlap operationally between our businesses and those of Basell.  Thus, I do not expect that there will be any closure of existing Huntsman manufacturing sites or other locations as a result of this transaction.

Also, I think it is important that you know that it is the intention of Access Industries that Huntsman Corporation (yes, we expect to continue to use the current name for our company) will largely be operated as a stand-alone business within Basell.  While Basell is a world leader in polyolefins, we will continue as a separate entity and build upon our current trajectory of focusing on our differentiated chemical businesses.  Our current senior management team (including me) plans to remain in place.  Each of us is very optimistic about our company’s future and together we very much look forward to delivering on the plans and projects that are ongoing in each of our divisions.

I expect no change in our basic strategy — our success in pursuing that strategy is one of the qualities that made our company so attractive to Access.  We believe our three differentiated divisions and our pigments division are all very well positioned to continue to grow and compete in the global economy.

Finally, as you speak to our customers, suppliers and others with whom you may interact on behalf of our company, please share these expectations with them as well.  Foremost, they should know that the values and culture that have defined our company will remain; reassure them that their contracts with Huntsman will continue in accordance with their terms.

It will take several months to complete the sale to Basell.  In the meantime, please join me in looking forward with great confidence as we enter this new era in our company’s ownership.

My very best regards to each of you,

Peter R. Huntsman

In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the company’s website at http://www.huntsman.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth herein and in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2007. Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.

10003 Woodloch Forest Drive, The Woodlands, Texas  77380  Telephone: 281-719-6000; Fax 281-719-6416